August 19, 1996


Applied Voice Technology, Inc.
11410 N.E. 122nd Way
Kirkland, WA  98034

         Re:      Registration Statement on Form S-8

Gentlemen and Ladies:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 700,000 shares of Common Stock, $.01 par value (the "Shares"), which may be issued upon the exercise of stock options granted or to be granted pursuant to the Applied Voice Technology 1989 Restated Stock Option Plan (the "Plan").

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all originals.

         Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued upon the exercise of stock options granted or to be granted pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrars of the Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of the consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,



                                                     Perkins Coie